Exhibit 10.1
[Endocare, Inc. Letterhead]
October 2, 2008
Dear Terry:
It is a pleasure to extend you an offer of employment to join Endocare, Inc. (the “Company”) as Interim Chief Executive Officer and Interim President, reporting to the Company’s Board of Directors. This position qualifies as a Section 16 Officer. Your employment with Endocare commences on October 2, 2008. In addition, you will continue as a member of the Company’s Board of Directors. The following information outlines the details of this offer:

Employment Status:	Regular, full time, exempt status.

Compensation:	Your salaried rate will be $12,500 per pay period (annualized at $300,000 per year), with pay periods on the 5th and the 20th of each month.

Benefits:	You will be eligible for Endocare’s employee Benefits Program in accordance with Endocare’s current policies. Additional details regarding these plans and the effective date of your eligibility under each will be forthcoming.

Stock Options:	On October 2, 2008, the Compensation Committee will grant to you 50,000 incentive stock options under the Company’s 2004 Stock Incentive Plan. The exercise price of these stock options will be the closing price of the Company’s Common Stock on The NASDAQ Capital Market on October 2, 2008. The stock options will vest in five equal monthly installments on November 2, 2008, December 2, 2008, January 2, 2009, February 2, 2009 and March 2, 2009, with vesting accelerated if the Company appoints a new Chief Executive Officer before March 2, 2009 and you remain employed by the Company until such appointment. Additional terms applicable to the grant will be outlined in a stock option agreement, which will be based on the standard form stock option agreement under the Company’s 2004 Stock Incentive Plan.

Term of Employment:	While we hope your employment relationship with Endocare will be mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, express or implied. Your employment relationship with Endocare is “at will.” This means that your employment may be terminated at any time, with or without cause, and with or without notice by you or by the Company. Any contrary

Terrence A. Noonan
Offer Letter
October 2, 2008

representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with the Company has the authority to enter into any oral agreement that changes your at-will status of employment with the Company. This “at will” relationship can only be changed by action of the Compensation Committee of our Board of Directors. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities, and other changes during employment will not change the at will term of your employment with the Company and will not create any implied contract requiring cause for termination of employment.

Conditional Offer:	This offer is contingent upon your producing documents required under the Immigration Reform and Control Act establishing your legal right to work in the United States; favorable reference checks, criminal background, and education verification results; and your signing the Company’s agreements regarding confidentiality, proprietary information, and arbitration, as well as other necessary employment documents that will be provided to you.
On behalf of Endocare, I’d like to thank you for your willingness to serve as our Interim Chief Executive Officer and Interim President. To indicate your acceptance, please sign below and return to Human Resources. Should you have any questions or concerns regarding the offer, please feel free to contact me at (949) 450-5404.
Sincerely,
/s/ Suzanne Douglass
Suzanne Douglass
Vice President, Human Resources

Agreed and Accepted by:	/s/ Terrence A. Noonan	10/2/08

	Terrence A. Noonan	Date